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                                                                 Exhibit 10.17

                                                             December 30, 1994

Dr. Donald R. Muzyka
590 Galen Hall Road
Reinholds, Pennsylvania 17569

                   Re:  Amended and Restated Employment Agreement

Dear Dr. Muzyka:

                  Reference is made to the employment agreement, dated December 6, 1989, as amended by letter agreements, dated January 23, 1993 and September 28, 1994, between Special Metals Corporation (hereinafter referred to as the "Company") and you (as so amended, the "Employment Agreement"). The Board of Director desires, and by your signature below you have indicated that you are agreeable, to amend and restate the Employment Agreement to read as follows:

                  1. You shall serve the Company's President, and Chief Operating Officer, or in such other senior executive positions reasonably acceptable to you as the Company may direct, performing all duties reasonably or necessarily relating to your position or as shall be assigned to you from time to time by the Company, devoting your best energies and abilities to the performance of such duties. If such positions are not reasonably acceptable to you, you may terminate this Agreement and your employment hereunder by giving the Company written notice and such termination shall be treated as a termination for reasons other than cause under paragraph 10 and you shall be entitled to the benefits described in paragraph 10 during the Severance Period (as therein defined). You have been appointed to the Boards of Directors of the Company and Special Metals and Technologies Corporation, its holding company, and shall enjoy the duties and privileges of such directorships as provided by the by-laws of these respective corporations. You shall serve on these Boards without further compensation.

                  2. Your employment with the Company commenced on January 1, 1990 and shall continue, except as otherwise provided in paragraph 10, for eighteen (18) months from the date you receive advance written notice of termination from the Company.

                  3. Your base salary shall be One Hundred and Eighty-Three Thousand Nine Hundred and Ninety-Six Dollars ($183,996) per annum (which is presently subject to a temporary 6% reduction until such time as the Company may determine otherwise), payable in periodic installments no less frequently than on a monthly basis. You shall be eligible for a salary review based on your performance periodically during the term of this Agreement. Salary reviews will be in accordance with the Company's salary review policy then applicable.



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Dr. Donald R. Muzyka

                  4. During the term of this Agreement you shall be eligible to participate in the Company's bonus and profit sharing plans to the extent that such plans are offered by the Company to its employees and pursuant to such plans' terms and conditions.

                  5. The Company has provided and shall continue to provide you with the potential to receive an equity interest as described in the Special Metals Corporation Equity Appreciation Rights Plan, dated December 6, 1989, a copy of which has been previously provided to you and is incorporated herein. As provided in Section 5.6(g) of such Plan, in the event of a "Change of Control" (as such term is defined in Section 3.1(d) thereof), you will be entitled to exercise all Equity Appreciation Rights which have been granted and are then exercisable determined without regard to the five year waiting period prescribed by such Section for a period of 60 days following the date of the Change of Control.

                  6. The Company has offered and shall continue to offer you participation in its Salaried Pension Plan in addition to a supplemental plan as described in the documents entitled Supplemental Executive Retirement Program Study and Special Metals Corporation Supplemental Retirement Income Plan, dated December 6, 1989, a copy of which has been previously provided to you and is incorporated herein. As provided in Article IV of such Plan, in the event you terminate your employment by reason of a "Change of Control" (as such term is defined in Section 2.1(D) thereof), your right to receive a benefit thereunder will become 100% vested and payable pursuant thereto.

                  7. The Company shall provide you with those of its standard employee benefits plans which have been previously explained to you. During the term of this Agreement you will be eligible to participate in such employee benefits plans, pursuant to their respective terms and conditions as they may be modified from time to time.

                  8. The Company will reimburse you for your use of your personal car for Company business when automobile transportation is called for and it is reasonable to expect you to use your personal car. Such reimbursement shall be at the mileage rate typically paid at the time by the Company for reimbursement for use of a personal car for Company business. In addition, the Company will reimburse you for club memberships pursuant to the terms of its applicable policy relating to same.

                  9. The Company and any successor thereto shall honor the provisions of this Agreement in the event that during its term a "change of control" occurs. For the purposes of this Agreement, a "change of control" shall mean any one transaction or series of related transactions which causes the ownership of all or substantially all of the then assets of the Company to be transferred or beneficial

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Dr. Donald R. Muzyka


ownership or voting rights with respect to more than fifty percent of the then outstanding capital stock of the Company to be transferred. Such transaction or transactions shall include without limitation: (i) a consolidation or merger of the Company with or into another corporation; (ii) the sale or transfer of (a) all or substantially all of the Company's assets or (b) more than one-half of the value or voting power of the stock of any subsidiary or affiliated corporation of the Company or the product of a taxable or non-taxable spin-off, split-up or split-off; (iii) the creation of a voting trust; (iv) any other method excluding sales or transfers of shares by or between current shareholders; or (v) the effective change of control from Aubert et Duval to another entity. A "change of control" shall not include any trans action or series of related transactions within Aubert et Duval or between the shareholders of Aubert et Duval.

                  10. During the term of this Agreement, the Company may terminate it and discharge you for cause upon 30 days written notice to you from the Company. Upon written notice to you from the Company of a termination for reasons other than other than cause during the term of this Agreement, the Company shall provide you with: eighteen (18) months (the "Severance Period") severance pay at your then current salary (but in no event less than $183,996 per annum), payable in accordance with the Company's normal payroll cycle; bonus and profit sharing payments, subject to the terms of the Company's bonus and profit sharing plans, if any; the continuance of employee benefits during the Severance Period; and appropriate out-placement services for a reasonable period of time in any event not to exceed six months. After providing notice of termination of this Agreement for reasons other than cause during its term, the Company may not assign you any duties or responsibilities (it being understood that you shall have time to seek other suitable employment).

                  11. You agree that in consideration of your employment by the Company and the salary and other values paid to you during the Employment Period, you will (a) disclose to the Company all "inventions" of any class (as hereafter defined) which you have made or may hereafter make, (b) make, at the Company's expense, such applications for United States and foreign patents covering said inventions as the Company may request, (c) assign to the Company without further compensation to you the entire title and right to all said inventions and applications, and (d) execute, acknowledge and deliver at the request of the Company all papers, including patent applications, assignments and applications for reissue and do all other rightful acts which the Company may consider necessary to secure to the Company the fullest rights to said inventions and to patents in the United States and foreign countries covering the same. The "inventions" which shall come under this Agreement shall include all inventions conceived or developed by you either solely or jointly with others during the Employment Period and for one year thereafter which either (i) are made in the performance of your duties to which you are assigned during the Employment Period, (ii) are made with the use of the time, material or facilities of the Company, or (iii) relate to any apparatus, method, process, substance, or article of manufacture within the scope of or usable in connection with the
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Dr. Donald R. Muzyka

Company's field of activity or contemplated field of activity, including the subject matter of any manufacturing, selling, testing, research, or experimental activity. You further agree to hold in strict confidence and not to divulge to others nor to make use thereof, except for the purposes of the Company, both during and after the Employment Period any and all confidential information obtained in the course of your employment and concerning the Company's methods of manufacture, machines, products, designs, drawings, patterns, formulas, engineering or test data, inventions, patent applications, or other confidential subject matter of the Company.

                  12. This Agreement is made and entered into in the State of New York and the laws of New York State shall govern its validity and interpretation and the performance by the parties hereto of their respective duties and obligations hereunder. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect. This Agreement and its attachments and the documents between the parties respecting your employment and there are no representations, warranties or commitments, except as set forth herein. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

                  If the foregoing is acceptable to you, please execute the duplicate original of this letter in the space provided below and return one fully executed original to me.

                                            Very truly yours,

                                            SPECIAL METALS CORPORATION


                                             By: /s/ Robert D. Halverstadt
                                                ------------------------------
                                                     Robert D. Halverstadt
                                                     Chairman of the Board

ACCEPTED AND AGREED to
this 30th day of December, 1994.


/s/ Donald R. Muzyka
--------------------------------
Donald R. Muzyka


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